Exhibit 99.1

To:	Directors and Executive Officers of American Tower Corporation

Re:	Notice of Imposition of Blackout Period and Prohibition on Transactions in Company Securities

Date:	August 14, 2006

This notice is to inform you, as directors and executive officers of American Tower Corporation (the “Company”), that the Company’s Retirement Savings Plan (the “401(k) Plan”) will be subject to a “blackout period” during which all 401(k) Plan participants will be unable to direct investments into the Company’s stock fund under the 401(k) Plan. This blackout period began August 14, 2006 at 4:00 p.m. EST and is currently anticipated to end at 4:00 p.m. EST on the date the Company’s Form 10-Q for the period ended June 30, 2006 and restated financial statements are filed with the Securities and Exchange Commission (the “SEC”), or the date the Company determines that no restatement of its historical financial statements is necessary.

Pursuant to Section 306 of the Sarbanes-Oxley Act of 2002 and Regulation BTR under the Securities Exchange Act of 1934, you are prohibited from purchasing or selling any shares of Company stock, or exercising options to purchase Company stock, during the blackout period. This prohibition is in addition to the current trading restrictions established pursuant to the Company’s Anti-Insider Trading Policy.

As a result of the Company’s previously announced review of its historical stock option granting practices and related accounting, the Company announced on August 7, 2006, that a restatement of the Company’s previously issued financial statements was likely. In addition, the Company announced that it did not expect conclusions regarding the impact of the stock option review on the Company’s financial statements to be reached in time for the Company to make a timely filing of its Quarterly Report on Form 10-Q for the period ended June 30, 2006. Given that the stock option review is not yet complete, the Company was unable to file its Form 10-Q by August 14, 2006, the last date on which the Form 10-Q would be considered timely filed (inclusive of the five-day extension permitted under Rule 12b-25). Because of the potential for restatement and the Company’s inability to timely file its Form 10-Q, the Company suspended the use of the Form S-8 Registration Statement that registers shares of the Company’s Class A common stock that are acquired pursuant to the 401(k) Plan. As a result, the Company has determined to impose the blackout period.

The Company intends to file its Quarterly Report on Form 10-Q for the period ended June 30, 2006 and any necessary restated reports with the SEC as soon as practicable once conclusions are reached regarding the impact of the stock option review on the Company’s financial statements. Once the Company makes such filings with the SEC, it will terminate the blackout period and resume use of the Form S-8 Registration Statement, which registers shares of the Company’s Class A common stock that are acquired pursuant to the 401(k) Plan.

The Company believes that the temporary suspension of the Form S-8 was unforeseeable and beyond its control and has determined this in writing. Accordingly, the Company was unable to provide advance notice of the blackout period and is providing this notice as soon as reasonably possible under the circumstances.

If you have any questions concerning this notice, you should contact Nate Sisitsky at 617-375-7516.